EXHIBIT 1A-13

TESTING THE WATERS

1A-13

https://www.brewdog.com/equityforpunksusa

BREWDOG

EQUITY FOR PUNKS USA

Equity for Punks is not currently available in the USA. However, we are looking to launch Equity for Punks USA in May 2016, enabling Americans to invest in BrewDog USA and fund American BrewDog projects.

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In the US? Get Equity for Punks USA updates at www.brewdog.com/equityforpunksusa

In Europe? Find out about investing in BrewDog www.brewdog.com/equityforpunks

For the country where everything is larger and comes supersized, we are committed to nothing less than combining the two greatest projects we have ever undertaken. Our ground-breaking crowdfunding model Equity for Punks has helped shorten the distance between ourselves and tens of thousands of craft beer fans. Likewise, our plans for BrewDog Columbus are something that no other UK brewery has attempted. And for the United States? We are uniting the two.

Equity for Punks USA will launch in May. And you can sign up to the mailing list here.

Our innovative platform for growth puts the people that drink our beer at the centre of everything we do -they are our heart and soul, it’s that simple. With a kick-ass group of fans in the US already, we are set for Equity for Punks USA to turn them into a community. The initial cost of establishing our brewhouse and a network of BrewDog brewpubs across the country will be around $25m - so we are going to launch Equity for Punks USA to help finance this amazing project.

From May 2016 (the exact date will depend on SEC approval), anyone living in the United States of America will be able to invest in BrewDog USA Inc and help continue this revolution as we combine Europe’s most explosive craft brewery with the world’s most explosive craft beer market. Our route to that market will be locked and loaded very soon - our awesome VP of Sales Jason Davis has already lined up wholesalers to sell beer as soon as our brewery opens!

Speaking of our burgeoning Columbus brewhouse - which is being built on a site eight times the size of our Ellon brewery (everything really is bigger in America, right?) - the structural steelwork and the roof are now complete. Once the wall panels enclose the building the really cool stuff will happen, as our partners at Esau & Hueber are in town from Germany to dial in the state of the art 200HL (170BBL) brewhouse, and when it will arrive on site. From the state of Bavaria to the Buckeye state!

BrewDog USA is currently 100% owned by BrewDog plc. With Equity for Punks USA, we will be raising money directly into BrewDog USA. Our US lawyers & advisors are very confident in the proposed pricing for the US business, supported by recent deals (such as the $1bn acquisition of Ballast Point), the capacity we have built in Columbus, and our brand reputation and locked-in distribution structure. We’ll be looking to sell up to 20% of the equity in BrewDog USA, the balance of the equity will be on BrewDog pic’s balance sheet.

We couldn’t have even envisaged this project without the ongoing support of our existing UK and European Equity Punks. With their front-row seats to the craft beer revolution, they are part of our plan to take the business we own together to another continent. Every single one of them who has invested since - and who continues to invest in Equity for Punks IV - also owns part of BrewDog USA too

LIVE THE DREAM
BREWDOG
PUNK IPA
POST MODERN CLASSIC

So if you’re a BrewDog fan living in those United States, from May you will be able to invest as well, and become part of our rock and roll craft beer community. And if you’d like to prepare, you can sign up for our mailing list to get all the details and get everything dialled in for May. We couldn’t be more excited to supply super-fresh, American-brewed BrewDog craft beer to the beer drinkers of the nation that changed the beer world forever...

No money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement is qualified, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. Any response to this web page or e-mail sent to us regarding the matter or any indication of interest involves no obligation or commitment of any kind. The most recent version of the Preliminary Offering Circular may be obtained from Kendall Almerico by writing to 1101 King St #610, Alexandria, VA 22314 or by calling 703-684-4333.

In the US? Get Equity for Punks USA updates at www.brewdog.com/equityforpunksusa